                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                TO 240.13D-1(B), (C) and AMENDMENTS THERETO FILED
                              PURSUANT TO 240.13D-2

                               (Amendment No. 1)*


                            MITCHAM INDUSTRIES, INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    606501104
                                 (CUSIP Number)

                                 August 3, 1998
                              (Date of Event Which
                       Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed.

                                [ ] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 Pages

CUSIP No. 606501104               SCHEDULE 13G




 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      R. Chaney & Partners IV L.P. (1)

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                     (a) [X]
                                                             (b) [ ]


 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA

                               5     SOLE VOTING POWER
                                     733,000
          NUMBER OF

           SHARES
                               6     SHARED VOTING POWER
        BENEFICIALLY                 0

          OWNED BY

            EACH               7     SOLE DISPOSITIVE POWER
                                     733,000
          REPORTING

           PERSON
                               8     SHARED DISPOSITIVE POWER
            WITH                     0



 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      733,000


10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)                                             [ ]



11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      7.71% (2)



12    TYPE OF REPORTING PERSON (See Instructions)
      PN




---------------------

(1) R. Chaney & Partners IV L.P. and R. Chaney & Partners III L.P. are filing this Schedule 13G as members of a group.

(2) Based on 9,510,658 shares of Common Stock believed to be issued and outstanding as of June 10, 1998.

                               Page 2 of 10 Pages

CUSIP No. 606501104               SCHEDULE 13G




 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      R. Chaney Investments, Inc.

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                     (a) [ ]
                                                             (b) [ ]


 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA

                               5     SOLE VOTING POWER
                                     733,000
          NUMBER OF

           SHARES
                               6     SHARED VOTING POWER
        BENEFICIALLY                 0

          OWNED BY

            EACH               7     SOLE DISPOSITIVE POWER
                                     733,000
          REPORTING

           PERSON
                               8     SHARED DISPOSITIVE POWER
            WITH                     0



 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      733,000


10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)                                             [ ]



11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      7.71% (1)



12    TYPE OF REPORTING PERSON (See Instructions)
      CO




---------------------

(1) Based on 9,510,658 shares of Common Stock believed to be issued and outstanding as of June 10, 1998.

                               Page 3 of 10 Pages

                                  SCHEDULE 13G
CUSIP No. 606501104



 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      R. Chaney & Partners III L.P. (1)

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                     (a) [X]
                                                             (b) [ ]


 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA

                               5     SOLE VOTING POWER
                                     265,000
          NUMBER OF

           SHARES
                               6     SHARED VOTING POWER
        BENEFICIALLY                 0

          OWNED BY

            EACH               7     SOLE DISPOSITIVE POWER
                                     265,000
          REPORTING

           PERSON
                               8     SHARED DISPOSITIVE POWER
            WITH                     0



 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      265,000


10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)                                             [ ]



11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      2.78% (2)



12    TYPE OF REPORTING PERSON (See Instructions)
      PN




---------------------

(1) R. Chaney & Partners IV L.P. and R. Chaney & Partners III L.P. are filing this Schedule 13G as members of a group.

(2) Based on 9,510,658 shares of Common Stock believed to be issued and outstanding as of June 10, 1998.

                               Page 4 of 10 Pages

                                  SCHEDULE 13G
CUSIP No. 606501104



 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      R. Chaney & Partners, Inc.

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                     (a) [ ]
                                                             (b) [ ]


 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA

                               5     SOLE VOTING POWER
                                     265,000
          NUMBER OF

           SHARES
                               6     SHARED VOTING POWER
        BENEFICIALLY                 0

          OWNED BY

            EACH               7     SOLE DISPOSITIVE POWER
                                     265,000
          REPORTING

           PERSON
                               8     SHARED DISPOSITIVE POWER
            WITH                     0



 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      265,000


10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)                                             [ ]



11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      2.78% (1)



12    TYPE OF REPORTING PERSON (See Instructions)
      CO




---------------------

(1) Based on 9,510,658 shares of Common Stock believed to be issued and outstanding as of June 10, 1998.

                               Page 5 of 10 Pages

CUSIP No. 606501104               SCHEDULE 13G




 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Robert H. Chaney

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                     (a) [ ]
                                                             (b) [ ]


 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA

                               5     SOLE VOTING POWER
                                     998,000
          NUMBER OF

           SHARES
                               6     SHARED VOTING POWER
        BENEFICIALLY                 0

          OWNED BY

            EACH               7     SOLE DISPOSITIVE POWER
                                     998,000
          REPORTING

           PERSON
                               8     SHARED DISPOSITIVE POWER
            WITH                     0



 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      998,000


10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      (See Instructions)                                             [ ]



11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      10.49% (1)



12    TYPE OF REPORTING PERSON (See Instructions)
      IN




---------------------

(1) Based on 9,510,658 shares of Common Stock believed to be issued and outstanding as of June 10, 1998.

                               Page 6 of 10 Pages

The Schedule 13G filed by R. Chaney & Partners IV, L.P. ("Fund IV"), R. Chaney Investments, Inc. ("Investments"), R. Chaney & Partners III L.P. ("Fund III"),
R. Chaney & Partners, Inc. ("Partners") and Mr. Robert H. Chaney with the Securities and Exchange Commission on March 4, 1998, is hereby amended as follows:

ITEM 1.

         No modification.

ITEM 2.

         No modification.

ITEM 3.

         No modification.

ITEM 4.  OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)  Amount beneficially owned:  998,000

         (b)  Percent of class: 10.49%.

         (c) Number of shares as to which each person has:

                  (i)   sole power to vote or to direct the vote: 998,000(1)

                  (ii)  shared power to vote or to direct the vote: None.

                  (iii) sole power to dispose or to direct the disposition of:
                        998,000(1)

                  (iv)  shared power to dispose or to direct the disposition of:
                        None.



----------------------

(1) Fund IV, Investments and Mr. Chaney have the sole power to vote or to direct the vote, and the sole power to dispose or to direct the disposition of, 733,000 shares. Fund III, Partners and Mr. Chaney have the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, 265,000 shares.

                               Page 7 of 10 Pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         No modification.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         No modification.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         No modification.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         No modification.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         No modification.

ITEM 10.  CERTIFICATION

         By signing below the undersigned certify that, to the best of the knowledge and belief of the undersigned, the securities referred to above were not acquired and are not held for the purpose of or with the affect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 8 of 10 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

August 6, 1998


                                             R. CHANEY & PARTNERS IV L.P.

                                             By:  R. Chaney Investments, Inc.,
                                                  General Partner



                                                  By:  /s/ Robert H. Chaney
                                                       -------------------------
                                                       Robert H. Chaney,
                                                       President and Chief
                                                       Executive Officer


                                             R. CHANEY INVESTMENTS, INC.



                                             By:  /s/ Robert H. Chaney
                                                  ------------------------------
                                                  Robert H. Chaney,
                                                  President and Chief Executive
                                                  Officer


                                             R. CHANEY & PARTNERS III L.P.

                                             By:  R. Chaney & Partners, Inc.,
                                                  General Partner



                                                  By:  /s/ Robert H. Chaney
                                                       -------------------------
                                                       Robert H. Chaney,
                                                       President and Chief
                                                       Executive Officer

                               Page 9 of 10 Pages

                                             R. CHANEY & PARTNERS, INC.



                                             By:  /s/ Robert H. Chaney
                                                  ------------------------------
                                                  Robert H. Chaney,
                                                  President and Chief Executive
                                                  Officer



                                             /s/ Robert H. Chaney
                                             -----------------------------------
                                             Robert H. Chaney,
                                             Sole Shareholder of R. Chaney
                                             Investments, Inc. and R. Chaney &
                                             Partners, Inc.

                               Page 10 of 10 Pages

                                INDEX TO EXHIBITS

 Exhibit No.                  Description
 -----------                  -----------
    10.1                      Joint Reporting Agreement dated as of March 3,
                              1998 by and among R. Chaney & Partners IV L.P., R.
                              Chaney Investments, Inc., R. Chaney Partners III
                              L.P., R. Chaney & Partners, Inc. and Robert H.
                              Chaney (previously filed as Exhibit 10.1 to
                              Schedule 13G filed by the reporting persons on
                              March 4, 1998, and incorporated herein by
                              reference).